Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steve Quinlan, Vice President & CFO
Neogen Corporation, 517/372-9200

Neogen reports fiscal 2018 results

LANSING, Mich., July 17, 2018 — Neogen Corporation (NASDAQ: NEOG) announced today that revenues for the fourth quarter of its 2018 fiscal year, which ended May 31, were $109,287,000, an increase of 11% compared to $98,847,000 the prior year quarter. Revenues for the entire fiscal 2018 increased 11% to $402,252,000 from the prior year’s $361,594,000. Revenues and net income for the fourth quarter, and the 2018 fiscal year, established new all-time highs for the 36-year-old company.

Fourth quarter net income was $17,545,000, an increase of 41% compared to the prior year’s $12,474,000. Adjusted for a 4-for-3 stock split effective Dec. 29, 2017, earnings per share in the current quarter were $0.33, compared to $0.24 a year ago. Net income for the full 2018 fiscal year increased 44% to $63,145,000, or $1.21 per share, compared to the prior year’s $43,793,000, or $0.86 per share. In both the current quarter and year, Neogen benefitted from U.S. corporate tax reform enacted in December 2017 and changes in the recognition of excess tax benefits from employee stock option exercises, which contributed to an effective tax rate of 12% for the quarter and 14% for the year.

“At the end of our 2013 fiscal year, when we crossed a milestone of $200 million in sales, we set a new goal of achieving $400 million in sales by the end of fiscal 2018. I am pleased to report that we met this goal. We have now doubled our revenues every five years in the past 20 years,” said James Herbert, Neogen’s executive chairman. “Going forward, Neogen continues to be uniquely positioned to continue this growth.”

The fourth quarter was the 105th of the past 110 quarters that Neogen reported revenue increases as compared with the previous year — a record spanning over 27 years.

“Of special note in our 2018 fiscal year was a 17% increase in international sales, including solid revenue increases into our major markets in Europe, Brazil, and Mexico,” said John Adent, Neogen’s president and chief executive officer. “These increases were comprised of sales of our food and animal safety lines, and reflect continuing consolidation of our global markets, including food safety diagnostics, animal care products, and animal genomics services.”

Gross margins for the company were 47.3% in fiscal 2018, compared to 47.6% in fiscal 2017. Operating income was $70.2 million, or 17.5% of sales, in the current fiscal year, compared to $64.9 million, or 18.0%, in the company’s 2017 fiscal year.

“Fiscal 2018 was another excellent year for us in generating cash and further strengthening our balance sheet,” said Steve Quinlan, Neogen’s chief financial officer. “These results allow us to continue to make investments in our business, including the acquisitions of complementary businesses and technology, and infrastructure improvements to solidify our foundation to help drive future growth.”

Revenues for the company’s Food Safety segment increased 14% during the current fiscal year compared to the prior year, aided in part by the acquisitions of Quat-Chem and Rogama. The segment’s current year results included a 13% increase in sales of test kits to detect drug residues in milk, in part driven by new test kits to detect drug residues of special concern in Eastern Europe. Neogen also recently launched BetaStar® Advanced tests for beta-lactam and tetracycline antibiotics in milk. These new tests were developed for the U.S. market, and are designed to be performed with Neogen’s new Raptor® testing platform, which can be used with a number of other Neogen diagnostic tests.

Sales of Neogen’s rapid diagnostic test kits to detect food allergens, including gluten, milk, soy and peanuts, increased 12% in the current year. This increase was aided by increasing global food allergen regulatory efforts, and continuing strong sales of Neogen’s product to simultaneously detect six tree nuts with one test. Sales of the company’s general sanitation products increased 18% in the 2018 fiscal year, compared to the prior year, and sales of its foodborne pathogen detection tests increased 16% — including a 27% increase in sales of tests to detect Listeria.

In the current year, revenues from international sources increased to 37.6% of total revenues, compared to 35.8% in the prior year, aided in part by acquisitions. Neogen Europe’s revenues rose 11% in U.S. dollars, Mexico-based Neogen Latinoamerica’s sales increased 13%, and Neogen do Brasil’s revenues increased 12% — each on broad-based increases across their product offerings. England-based Lab M’s sales rose 29% as its products have been increasingly integrated into the company. Neogen recently announced the full global harmonization of its Lab M® and Acumedia® culture media product lines, which have been rebranded as Neogen Culture Media. For the current year, the revenues from both Neogen China and Neogen India increased 18% compared to the prior year. While both are still relatively minor contributors to Neogen’s total revenues, they are seen as major growth drivers for the company as their rapidly expanding middle classes increasingly demand more animal protein products.

Neogen’s Animal Safety segment reported a revenue increase for the current year of 8%, led by strong growth in the genomics business; a 15% increase in sales of its animal care line of products, which includes animal wound care products, vitamin injectables, and supplements; an 11% increase in its rodent control product lines; a 13% increase in sales of drug detection products; and a 23% increase in sales of detectable needles, which are engineered to be more resistant to breakage and detectable in standard metal detectors should they ever break. These increases compensated for lower sales of cleaners and disinfectants due to the termination of a distribution agreement in January 2017.

Neogen’s worldwide animal genomics business recorded a broad-based increase of 22% in fiscal 2018 compared to the prior year. This increase was aided in part by the September 2017 acquisition of the Neogen Australasia genomics laboratory in Australia, but was driven more significantly by increases in revenues from genomic testing of beef and dairy cattle, swine, poultry, and companion animals at our previously existing locations.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in worldwide biosecurity products, animal genomics testing, and the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals and veterinary instruments.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share and percentages)

	Quarter ended May 31		Year ended May 31
	2018	2017	2018	2017
Revenue
Food Safety	$52,107	$48,258	$196,047	$171,325
Animal Safety	57,180	50,589	206,205	190,269

Total revenue	109,287	98,847	402,252	361,594
Cost of sales	59,698	51,829	212,000	189,626

Gross margin	49,589	47,018	190,252	171,968
Operating expenses
Sales & marketing	18,579	16,600	70,909	62,424
Administrative	9,197	9,120	38,294	34,214
Research & development	1,954	2,298	10,855	10,385

Total operating expenses	29,730	28,018	120,058	107,023

Operating income	19,859	19,000	70,194	64,945
Other income	36	(59)	3,271	1,728

Income before tax	19,895	18,941	73,465	66,673
Income tax	2,350	6,450	10,250	22,700

Net income	$17,545	$12,491	$63,215	$43,973
Net (income) attributable to non-controlling interest	0	(17)	(70)	(180)

Net income attributable to Neogen Corp	$17,545	$12,474	$63,145	$43,793
Net income attributable to Neogen Corp per diluted share (1)	$0.33	$0.24	$1.21	$0.86

Other information:
Shares to calculate per share (1)	52,449	51,505	52,149	51,165
Depreciation & amortization	$4,377	$4,000	$17,057	$14,691
Interest income	721	148	2,042	838
Gross margin (% of sales)	45.4%	47.6%	47.3%	47.6%
Operating income (% of sales)	18.2%	19.2%	17.5%	18.0%
Revenue increase vs. FY 2017	10.6%		11.2%
Net income increase vs. FY 2017	40.7%		44.2%

(1)	Reflects effect of Dec. 29, 2017, 4-for-3 stock split

NEOGEN CORPORATION SUMMARIZED CONSOLIDATED

BALANCE SHEET DATA

(In thousands)

	May 31	May 31
	2018	2017
	(Unaudited)	(Audited)
Assets
Current assets
Cash & investments	$210,810	$143,635
Accounts receivable	79,086	68,576
Inventory	76,005	73,144
Other current assets	9,888	7,606

Total current assets	375,789	292,961
Property & equipment, net	73,069	61,748
Goodwill & other assets	169,151	173,700

Total assets	$618,009	$528,409

Liabilities & Equity
Current liabilities	$38,688	$36,002
Non-current liabilities	19,146	20,650
Equity: Shares outstanding 51,736 in 2018 & 50,932 in 2017 (1)	560,175	471,757

Total liabilities & equity	$618,009	$528,409

(1)	Reflects effect of Dec. 29, 2017, 4-for-3 stock split

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